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                                October 17, 1996

U.S.-China Industrial Exchange, Inc.
7201 Wisconsin Avenue
Bethesda, Maryland  20814

                      Re:    U.S.-China Industrial Exchange, Inc.
                             ------------------------------------
Ladies and Gentlemen:

        We have acted as counsel to U.S.-China Industrial Exchange, Inc. (the "Company") in connection with its filing of a registration statement on Form SB-2 (File No. 333-12861, the "Registration Statement") covering (i) 11,500 Units, including 1,500 Units subject to an over-allotment option, each Unit consisting of a minimum of 140 and a maximum of 210 units (the "IPO Units"), each IPO Unit consisting of one share of Common Stock, $.01 par value ("Common Stock"), one redeemable Class A Warrant ("Class A Warrant") and one redeemable Class B Warrant ("Class B Warrant"), with each Class A Warrant entitling the holder to purchase one share of Common Stock and one Class B Warrant and each Class B Warrant entitling the holder to purchase one share of Common Stock, and
(ii) an option (the "Unit Purchase Option") to the underwriter described in the Registration Statement to purchase 1,000 additional Units, all as more particularly described in the Registration Statement.

        In our capacity as counsel to the Company, we have examined the Company's Restated Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

        With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.



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U.S.-China Industrial Exchange, Inc.
October 17, 1996
Page 2

        On the basis of the foregoing, we are of the opinion that:

               (i) the shares of Common Stock included in the IPO Units covered by the Registration Statement have been validly authorized and will, when sold and paid for as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable, subject to the provisions of Section 630 of the New York Business Corporation Law;

               (ii) the Class A Warrants and Class B Warrants included in the IPO Units covered by the Registration Statement, the Class B Warrants issuable upon exercise of such Class A Warrants, the Class A Warrants and Class B Warrants issuable upon exercise of the Unit Purchase Option and the Class B Warrants issuable upon exercise of such Class A Warrants will, when sold and paid for as contemplated by the Registration Statement, constitute legal, valid and binding obligations of the Company; and

               (iii) the shares of Common Stock issuable upon exercise of the foregoing Class A Warrants and Class B Warrants and the Unit Purchase Option will, upon issuance and payment in accordance with the terms of the Class A Warrants, Class B Warrants and Unit Purchase Option, be legally issued, fully paid and non-assessable, subject to the provisions of Section 630 of the New York Business Corporation Law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.


                                         Very truly yours,


                                         /s/ Parker Chapin Flattau & Klimpl, LLP
                                         PARKER CHAPIN FLATTAU & KLIMPL, LLP



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